Exhibit 99.1

Select Interior Concepts, Inc Q3 2018 Earnings Conference Call

November 13, 2018

C: Nadeem Moiz; Select Interior Concepts, Inc; CFO

C: Ty Johnson; Select Interior Concepts, Inc; CEO

P: Alex Rygiel; B. Riley FBR; Analyst

Presentation

Operator: Greetings and welcome to the Selected Interior Concept 2018 Third Quarter Results conference call. (Operator Instructions)

As a reminder, this conference is being recorded. I would now turn your call over to your host, Mr. Nadeem Moiz, CFO, thank you and you may begin, Mr. Moiz.

Nadeem Moiz: Thank you, operator. Good morning, everyone, and welcome to our third quarter 2018 conference call.

Joining me on the call today is Ty Johnson, our Chief Executive Officer. During our discussion today, we will be referring to our earnings presentation which is available on the Investor section of our website. I will start with Slide 2 where I would like to remind everyone that any forward-looking statements contained in this presentation or commented on today are subject to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially because of issues and unknowns that need to be considered in evaluating our financial outlook. We assume no obligation to update publicly any forward-looking statements. Specific conditions, issues, and unknown factors that may or present forward-looking statements are noted in detail on this slide.

We will be discussing or providing certain non-GAAP financial measures today including adjusted EBITDA and adjusted EBITDA margins.

I would now like to turn the call over to Ty Johnson, our CEO.

Ty Johnson: Thanks, Nadeem. Good morning everyone and thank you for joining us today. I will begin with an overview of our business and highlights from the quarter. Nadeem will follow with a review of our financials.

In August 2018, we made our debut as a public company. Since that time, we have made additional progress on executing our strategy in building value in our company. During the third quarter, we delivered organic sales growth of approximately 9%, completed two highly complementary acquisitions and continued to produce above industry average margins.

We ended the quarter with a strong capital base and a prudently levered balance sheet to continue investing in value enhancing opportunities. On Slide 3, we highlight several very attractive features of our business, which we believe, provide us with a strong trajectory within our industry.

Select Interior Concepts have established itself as a leading designer, installer, and distributor of in demand interior finishing products with strong positions in residential interior design and installation services. Our focused strategy on high-value, high-margin home interior products and services have allowed us to achieve one of the more attractive margin profile amongst our peer group.

Over the last 12 months, sales have grown to $457 million, and adjusted EBITDA have expanded to $53 million on the strength of organic improvement and acquisitions. This represents a CAGR of nearly 50% in sales and adjusted EBITDA since 2016. When including the annualized impact of acquisitions completed in the last 12 months, our pro forma sales have risen to an even more impressive $500 million as of the third quarter 2018 or more than double compared to our 2016 sales.

Our strong track record of growth and proven business model still have a lot of runaway. Our scalable platform can be further replicated across geographies, product categories, and services to build on our positive momentum and we have a deep pipeline of acquisition targets and organic growth initiatives to realize that objective.

Looking at our two business segments on Slide 4, we have two powerful and growing business segments that complement each other and serve several exceptional markets within our footprint, these two segments are Residential Design Services or RDS and Architectural Surfaces Group or ASG,

RDS have a 30-year history of partnering with residential and commercial builders as the preeminent design center selection and installation provider on the West Coast. Key products include flooring, counters, and other high-end products that are well-suited for our design and installation services. Our proactive customer service, highly-trained team, and strong sourcing capabilities allow us to generate significant customer value add through options and upgrades. This is especially helpful in our sustained ability to keep pricing mix ahead of cost.

RDS has a particularly strong footprint in Southern California where we are one of the dominant players. Southern California continues to be one of the most undersupplied housing markets in the country which is driving new construction. Demand in that core market during the quarter and year to date has been firm despite tightening housing affordability and shortages of skilled labor delaying some housing completions.

RDS net sales in the quarter increased 33% from organic gains and acquisitions. Even in the markets that may be slowing, we continue to help our builder partner’s drive sales from carefully selected options and upgrades. Based upon our product breadth and service capabilities, we feel good about our ability to continue gaining market share.

In ASG, we are a leading importer and distributor of high-end natural and engineered surface products nationwide with a 25-year history. ASG has 22 strategically-located design showrooms and warehouses throughout the U.S. We are accelerating growth with acquisitions and targeting additional cross-selling opportunities across our showrooms to realize revenue synergies.

Given the significant portion of quartz surfaces in our mix of shipments, I’d like to comment on recently announced impending tariffs on quartz surfaces imported from China.

In September, the U.S. Department of Commerce implemented a countervailing tariff of 35% on Chinese imports. This is in addition to the Trump administration’s 10% tariff on a broad basket of Chinese goods which is expected to increase to 25% in January. A third tariff related to a Chinese anti-dumping investigation is in the final stages of review by the U.S. Department of Commerce and scheduled to be announced later this week.

As a reminder, our current sourcing of quartz surfaces from China is negligible as we have durable contracts with a diverse group of international suppliers. This means that we are in an especially strong position in ASG amid this evolving tariff backdrop. We have many efforts underway to create a closer alignment with national and regional homebuilders given our secure supply of in demand quartz products. While we will likely experience some market volatility in coming quarters as certain Chinese importers exit the market, we are quite optimistic for favorable long-term pricing environment following full implementation of the combined tariffs and duties.

Moving to Slide 5, we are appropriately situated in two well structured business segments to execute our strategy which is centered on product channel and geographic diversification through our five pillars of growth. Our build out of greenfield facilities has provided a predictable lower risk path for incremental expansion into markets with attractive characteristics.

Another exciting growth engine has been our cross-selling activities. This has helped accelerate our market share as we diversify our products and grow our position in underpenetrated segments such as commercial in ASG and multi-family in RDS. Year-to-date, organic growth of approximately 10% in 2018 is a direct reflection of these organic initiatives.

We have been active on the acquisition front as well. We have completed six transactions in the past two years. This includes four deals in the last nine months with aggregate annualized sales of $57 million. Our strategy is to source appropriately sized and margin accretive targets in strategic locations at attractive purchase price multiples.

On Slide 6, our recent acquisitions of Tuscany and Summit fit neatly within our acquisition criteria. In August, we acquired Tuscany Collection, a distributor of natural stone and quartz in Las Vegas. We completed the integration within 60 days as planned.

We recently introduced PentalQuartz, one of our premium brands into Tuscany’s product mix demonstrating the power of our cross-selling capabilities and the ability to migrate quickly from residential to commercial.

In August, we also acquired Summit Stoneworks, a leading designer and installer of high quality countertops and flooring systems. This acquisition marks the entry of RDS into Texas. In addition to this geographic diversification, we are already pursuing cross-selling opportunities with Summit customers in cabinets and hardware. Beyond these deals, we have a deep pipeline of small owner-operated businesses with targeted annual revenue of $10 million to $100 million where we see strong complementary additions to our business. We expect acquisitions to remain an important part of our growth strategy and look forward to expanding our reach.

On Slide 7, we have immense opportunities to cross sell our products and services. In RDS, cabinets, doors, windows and appliances are several examples of categories with significant growth for our business. And in ASG, sinks, porcelain slabs and tile backsplashes our high-end product that would fit squarely with our current product offerings. Combined with channel expansion such as repair and remodeling commercial, we see what we believe to be sustainable growth avenues for the company.

To date, we have made significant strides in our business operations to build out the infrastructure and enhance value through strong organic growth and key acquisitions. With our scalable platform and efficient access to capital resources, we expect to continue consolidating our fragmented industries while further solidifying the premier market positions of our above industry margin business. Our business model is resilient and we are on pace to generate bottom-line improvement in 2018 and beyond.

With that, I will turn the call over to Nadeem.

Nadeem Moiz: Thank you, Ty, and good morning everyone. I’ll begin on slide eight with a summary of our financial results for the third quarter. On a year-over-year basis in the third quarter, net sales increased 34.9% to $127.6 million. And net sales for the first nine months improved 41.2% to $356.8 million. Growth for both periods was roughly balanced between RDS and ASG reflecting organic improvement in acquisitions. In the third quarter, adjusted EBITDA increased 14.4% to $15.1 million and for the first nine months, rose 19.6% to $39.6 million compared to last year.

I will discuss the details of the year-over-year EBITDA increase on slide 10. Looking at the net sales bridge for the quarter on Slide 9. Net sales increased $33 million $127.6 million, approximately three quarters of the increase was due to recently completed acquisition. The remaining growth was attributable to organic improvement.

In RDS, organic volume growth was positive despite delays related to builders pushing out closings in certain communities. RDS price mix is also positive primarily driven by favorable shift in products and end markets. ASG organic volume experienced broad-based improvements across key products led by quarts and pricing mix was also positive as price increases were implemented on certain products including quartz and key markets.

Moving to the EBITDA bridge for the quarter on Slide 10. Adjusted EBITDA increased $1.9 million to $15.1 million. The increase was primarily due to incremental EBITDA from acquisitions along with organic volume growth and positive price mix. These positive increases were partially offset by investments in SIC to become a public company, business development resources to support growth, and ramp-up costs associated with greenfield locations in ASG.

Pricing mix gains more than offset the industry-wide impact of higher product the labor cost and drive improvements in margin on a year-over-year basis where driving initiatives improve our cost structures in SG&A as a percent of sales over time. In addition, we expect to improve margins on acquired revenues as we integrate businesses and introduce new products such as quartz surfaces to additional branches.

On Slide 11, our balance sheet and liquidity remain strong. Our year-to-date cash from operating activities is approximately $3 million and improved from the prior year period.

Since the beginning of the year, we’ve invested approximately $36 million to support acquisitions and greenfield locations in RDS and ASG. As of the end of the third quarter, net debt was $142 million and liquidity was $39 million. Our net leverage ratio as measured by net debt to LTM adjusted EBITDA was 2.7 times. This puts us at a fairly conservative leverage profile with significant capital resources to invest in our growth objectives.

In summary, on Slide 12, we’ve made progress on our initiatives during the third quarter and year-to-date in 2018. During the fourth quarter, we will continue to execute on our core business strategy, expedite our growth and build out remaining elements of our public company infrastructure.

As a leading designer, installer, and distributor of in demand interior finishing products, we’re on strong footing with LTM pro forma net sales of 500 million as of the third quarter which puts us on path for another exciting year of growth in 2019.

With that, operator, I would like to open up for Q&A.

Question-and-Answer

Operator: Thank you. (Operator Instructions). Our first question comes from the line of Alex Rygiel with B. Riley FBR. Your line is open, please go ahead.

Alex Rygiel: Congratulations on navigating through a very busy quarter. Ty, can you — you have talked a lot about a number of different organic growth accelerators in the last year. Can you kind of update us on from a priority standpoint and an impact on your business standpoint which one of those organic growth accelerators is important and you’re having a lot of success with and maybe rank it, two or three or four.

Ty Johnson: Happy to do so, Alex. So I would start with our cabinet line introduction at RDS as being important and high priority and perhaps one of the better initiatives that we were able to launch this year. Our cabinet demand and backlog has grown beyond what we thought it would at this point in time in its history. We have several builder customers across multiple geographies not just in California that have decided to partner with us on cabinets and we see that particular product as something that can open significant doors for us moving forward.

So we’re very pleased with cabinets, we’re very excited about the prospect that cabinets offers RDS in particular and we think the impact financially will be fairly significant over the next several years.

Another priority as you know, Alex, has been our greenfield locations. ASG has been growing rapidly for years. This year, we opened three new greenfield locations, Boston, North Austin, and pretty soon, Phoenix will open up. We will continue to make investments to grow the business where we see white space and opportunities to service our customers in a more efficient manner so that will continue to be a priority for the business over time. And that is something that you’ll see the company continue to focus on.

Within Pental, we’ve also launched a new product line, [Pental Tech] which is a porcelain slab line, we’re very encouraged by that. We think that can also create some penetration opportunities for new customers. So when you think about organic levers for this year and the years that will be in front of us, think of new product development activity, cross-selling of products, and greenfield locations.

Alex Rygiel: That is very helpful. Taking that down to think about EBITDA, Slides 9 and 10, your EBITDA bridge or should we say incremental EBITDA on price volume and mix was very strong in a 33%, how should we think about EBITDA over the next 12 to 24 months in light of your $500 million of revenue run rate right now?

Nadeem Moiz: Alex, this is Naveem. So if you look at the EBITDA margin in third quarter 11.8%, look, we were viewing that as sort of reflective of our current state or let’s say, full year. Certainly not giving guidance but that’s sort of our run rate if you will for now. And certainly, as we do a number of things like Ty highlighted, right? We’ve got this cross sell opportunity, we’ve got integration opportunity, we’ve got some pricing action going on, we would look to make that a little bit better, but the 11.8% is sort of reflective of — sort of in the mid-11s is reflective of current state of affairs.

Alex Rygiel: That’s helpful. In light of the macro environment changing a little bit over the last three or four months, can you just expand upon what you’re hearing from your customers with regards to some of the volatile order patterns that they are seeing in their various geographic markets and touch upon how it’s an opportunity for you or how it’s a modest disadvantage to you.

Ty Johnson: Like everyone else, we’re seeing a little bit of a slowdown in certain market and when I say slowdown, Alex, I really mean delays in closing. We have experienced significant demand this year, our demand level is still very, very strong but relative to the first half of the year, we see certain projects delayed slightly.

Now where we think we’re advantaged is our service capabilities versus maybe our competitors. We have labor, we have skilled labor and we have the ability to close homes on time every time. So we believe that although things are slowing down, the demand level for RDS services in particular will remain strong in respect to continue to perform organically at a rate that exceeds the market growth rate.

Alex Rygiel: And one last question. With a significant presence out there in California, first off, I hope all your employees are weathering the fires here in a good position, but can you comment on how weather may have impacted this most recent quarter in other markets given the rain in the south and the recent fires in California and how that could affect your business?

Ty Johnson: Certainly. First of all, I appreciate the sentiment there. Luckily for us, I’ll start with the wildfires in California. Our operations haven’t been affected, it’s been more of an air quality issue for us, we have had some employees stay home and help neighbors out and some people with asthma, bronchitis have stayed home. But in terms of the overall operations, fortunately for us, we have not been affected by the fires in Northern California.

The fires are fairly north of where we have our operations and there was a little risk to our Simi Valley location, but again, fortunately for us, the wind direction changed and we weren’t impacted.

With respect to the rest of the country and the hurricanes and the other severe weather events, we have a small operation in Raleigh for (inaudible — microphone inaccessible) slight delays in certain project but nothing material. So we’ve just been very fortunate this weather seasonality in that none of our operations were significantly impacted by any of the weather events.

Operator: Thank you. (Operator Instructions). I’m showing no further questions, I would like to turn the conference back over to Mr. Ty Johnson for any further or closing remarks.

Ty Johnson: I just like to thank everyone for participating today and the support of the company, we look forward to updating you guys next year on Q4 and the full year. So thanks again for your participation and we look forward to chatting with you again soon.

Nadeem Moiz: Thank you. Goodbye.

Operator: Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program and you may all disconnect. Everyone, have a great day.